Exhibit 10.4

Performance Share Continuous Vesting Grant Agreement

1. This Performance Share Grant is granted to you under, and governed by the terms and conditions of, the 2022 Performance Plan of The Goodyear Tire & Rubber Company, adopted effective April 11, 2022 (as amended from time to time, the “Plan”), and this Grant Agreement. As your grant is conveyed and managed online, your online acceptance constitutes your agreement to and acceptance of all terms and conditions of the Plan and this Grant Agreement. You also agree that you have read and understand the provisions of the Plan, this Grant Agreement and Annex A: 20__ – 20__ LTI Targets and Ranges, referred to as “Annex A”. Capitalized terms used but not defined in this Grant Agreement have the meanings set forth in the Plan.

2. All rights conferred upon you under the provisions of this Grant Agreement are personal to you and no assignee, transferee or other successor in interest shall acquire any rights or interests whatsoever under this Grant Agreement, which is made exclusively for the benefit of you and the Company, except by will or the laws of descent and distribution.

3. Except as otherwise provided in this Section 3 or as may be provided pursuant to Section 14 of the Plan in the event of a Change in Control, the number of Units earned will be determined and contingent upon the extent to which Performance Goals are achieved during a Performance Period, as described in Annex A and as determined by the Committee. As further consideration for the Units granted to you hereunder, except as otherwise provided in this Section 3, you must remain in the continuous employ of the Company or one or more of its Subsidiaries until December 31, 20__ (the “Vesting Date”).

a.

In the event of your “Retirement” (defined as termination of employment at any age after 30 or more years, or at age 55 or older with at least 10 years, of continuous service with the Company and its Subsidiaries) on any date which is more than six (6) months after the Date of Grant and prior to completion of a Performance Period, you will receive a prorated number of Units based on the date of your termination of employment with the Company and actual achievement of the Performance Goals as determined by the Committee following the end of the Performance Period; provided, however, that if you remain in the continuous employ of the Company or one or more of its Subsidiaries until at least December 31, 20__, the Units granted to you hereunder will be deemed to be fully vested and you will receive the number of Units actually earned as determined by the Committee following the end of the Performance Period, which will be payable as provided in Section 5. In the event of your Retirement on or prior to the Vesting Date but after completion of a Performance Period, you will receive the number of Units earned as determined by the Committee following the end of the Performance Period.

b.

In the event of your death or “Disability” (defined as termination of employment while receiving benefits for a period of not less than one year under a long-term disability income plan provided by a government or sponsored by the Company or one of its Subsidiaries) on any date which is more than six (6) months after the Date of Grant and prior to completion of a Performance Period, you or your legal representative will receive a prorated number of Units based on the date of your termination of employment with the Company and target achievement of the Performance Goals for that Performance Period; provided, however, that if you remain in the continuous employ of the Company or one or more of its Subsidiaries until at least December 31, 20__, the Units granted to you hereunder will be deemed to be fully vested and you or your legal representative will receive a number of Units based on target achievement of the Performance Goals for that Performance Period, which will be payable as provided in Section 7. In the event of your death or Disability on or prior to the Vesting Date but after completion of a Performance Period, you or your legal representative will receive the number of Units earned as determined by the Committee following the end of the Performance Period.

Performance Share Continuous Vesting Grant Agreement

c.

Notwithstanding Section 14(a)(2) of the Plan, in the event that you incur a Severance before or during a Performance Period, the Units with respect to any such Performance Period shall be deemed to have been fully earned at the target amount of the award opportunity, and in the event that you incur a Severance on or prior to the Vesting Date but after completion of a Performance Period, the Units with respect to any such completed Performance Period shall be deemed to have been fully earned in the amount determined by the Committee following the end of the Performance Period.

d.	Nothing contained herein shall restrict the right of the Company or any of its Subsidiaries or affiliates to terminate your employment at any time, with or without cause.

4. In the event your employment with the Company and its Subsidiaries is terminated for any reason whatsoever (whether voluntarily or involuntarily) and within 18 months after such termination date you accept employment with a competitor of, or otherwise engage in competition with, the Company, the Committee, in its sole discretion, may require you to return, or (if not received) to forfeit, to the Company the payments made (or to be made) hereunder which you have received (or will receive) at any time on or after the date which is six months prior to the date of termination of your employment with the Company. Additionally, all Units granted to you hereunder which are outstanding shall be automatically cancelled upon commencement of your competitive engagement.

5. The Company will pay to you 100% of the total number of whole Units earned in shares of Common Stock (with each Unit being equivalent to one share of Common Stock), less such withholding and payroll taxes as the Company shall determine to be necessary or appropriate (with cash paid with respect to any fractional share of Common Stock). Any payment pursuant to Section 5 of this Grant Agreement shall be made (i) after the Vesting Date but in no event later than March 15, 20__ (including any payments following your Retirement), (ii) in the event of your death or Disability, within the later of (a) 60 days after your termination of employment or (b) March 15 of the year of your termination of employment, or (iii) in the event of your earlier Severance, within 30 days after your Severance. No Dividend Equivalents will be paid or provided pursuant to this Grant Agreement.

6. You will be required to satisfy all Federal, state and local tax and payroll withholding obligations, and any other withholding obligations, arising in respect of any distribution of, or right to receive any distribution of, shares of Common Stock.

7. Any notice to you under this Grant Agreement shall be sufficient if in writing and if delivered to you or mailed to you at the address on record in the Executive Compensation Department. Any notice to the Company under this Grant Agreement shall be sufficient if in writing and if delivered to the Executive Compensation Department of the Company in Akron, Ohio, or mailed by registered mail directed to the Company for the attention of the Executive Compensation Department at 200 Innovation Way, Akron, Ohio 44316-0001. Either you or the Company may, by written notice, change the address. This Grant Agreement shall be construed and shall take effect in accordance with the laws of the State of Ohio.

8. The obligations of the Company under this Grant Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock in the future, and your rights will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Grant Agreement.

9. It is intended that this Grant Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Grant Agreement shall be construed, administered and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the Units shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject you to the additional tax imposed under Section 409A of the Code.

Performance Share Continuous Vesting Grant Agreement

Notwithstanding anything contained in this Grant Agreement to the contrary, if you are a “specified employee,” within the meaning of Section 409A of the Code, with December 31 being the specified employee identification date and the following January 1 being the specified employee effective date, on the date you incur a separation from service, then to the extent required in order to comply with Section 409A of the Code, all payments under this Grant Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a separation from service and that would otherwise be paid during the first six months following such separation from service shall be accumulated through and paid on the first business day that is more than six months following your separation from service (or, if you die during such six-month period, within 90 days after your death).

10. In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to, the information provided in this Grant Agreement and any changes thereto, other appropriate personal and financial data about you such as home and business addresses and other contact information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By accepting this Grant Agreement, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, if you are not a U.S. resident, to the United States, to transferees that shall include the Company and other persons who are designated by the Company to administer the Plan.

11. By accepting this Grant Agreement, you acknowledge that a copy of the Plan, the Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) either have been received by or provided to you, and you consent to receiving the Prospectus Information electronically, or, in the alternative, agree to contact the Executive Compensation Department of the Company to request a paper copy of the Prospectus Information at no charge. You also represent that you are familiar with the terms and provisions of the Prospectus Information and hereby accept this Grant Agreement on the terms and subject to the conditions set forth herein and in the Plan.

12. By accepting this Grant Agreement, you also agree and acknowledge that this Grant Agreement and the Units are subject to the terms and conditions of The Goodyear Tire & Rubber Company Compensation Recovery Policy as amended, supplemented or replaced from time to time (the “Policy”). In the event it is determined by the Company that any amounts awarded, earned or paid under this Grant Agreement must be forfeited or reimbursed to the Company under the Policy, you will promptly take any action necessary to effectuate such forfeiture or reimbursement as required by the Policy.